NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS HIGHER 2007 EARNINGS DUE TO CONSISTENT SAFETY AND SOUNDNESS EMPHASIS

LATROBE, PA, January 24, 2008 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the year ended December 31, 2007. The Company earned $3,065,000 (or $1.01 per average share outstanding) in 2007 compared to $2,958,000 (or $.95 per average share outstanding) in 2006. Earnings for the fourth quarter of 2007 were $892,000 (or $.29 per average share outstanding) compared to $833,000, (or $.27 per average share outstanding) for the same period in 2006. Earnings-per-share for the years ended December 31, 2007 and 2006 are based on 3,038,761 and 3,129,245 average shares outstanding, respectively.

Gregg E. Hunter, President and Chief Executive Officer noted, “In today’s troubled financial environment it bears repeating that Commercial National Financial Corporation has a solid balance sheet, top loan portfolio credit quality, a high yielding U.S. Government Agency guaranteed bond portfolio, a well-balanced and attractively priced deposit base, ample non-deposit funding alternatives, strong capital and a valuable dividend yield.  In addition, the company is not, and has never been, involved with any of the hedging and sub-prime mortgage related chicanery that has so recently pressured the financial industry sector through untold billions in realized and potential equity-depleting losses. As a result of the aforementioned, your corporation’s net income rose in 2007 while many other financial institutions experienced net income declines.”

Mr. Hunter added, “Your board and management are administering the affairs of this corporation in a manner designed to protect the interests of the long-term investors who value a high dividend stream along with institutional safety and soundness. These are arduous times for the entire financial services industry. This financial landscape requires effective risk management to preserve shareholders’ equity and to maintain dividend payments to shareholders.  In banking, when times get tough and you push the envelope through excessive reliance on optimistic assumptions, cut corners, sacrifice traditional standards and engage in activities you do not really understand, then you have failed in your fiduciary risk management process and losses are likely to follow.  Your corporation did not fail in this regard during 2007 and it also posted improved earnings for the year.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands, except per share data)

	December 31	December 31
	2007	2006

ASSETS
Cash and due from banks	$9,836	$10,134
Interest bearing deposits with banks	93	22
	9,929	10,156

Securities available for sale	109,960	78,996
Restricted investments in bank stock	2,375	1,180

Loans	227,005	229,528
Allowance for loan losses	(1,869)	(1,806)
Net loans	225,136	227,722

Premises and equipment	3,728	3,886
Other assets	16,514	16,256

Total assets	$367,642	$338,196

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$64,914	$65,699
Interest bearing	228,605	228,221
Total deposits	293,519	293,920

Other liabilities	2,487	2,047
Short-term borrowings	13,175	5,000
Long-term borrowings	20,000	-
Total liabilities	329,181	300,967

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 3,028,813 and 3,044,813 shares outstanding in 2007 and 2006, respectively	7,200	7,200

Retained earnings	40,505	39,869

Accumulated other comprehensive income	1,437	566

Less treasury stock, at cost, 571,187 and 555,187 shares in 2007 and 2006
	(10,681)	(10,406)

Total shareholders' equity	38,461	37,229

Total liabilities and shareholders' equity	$367,642	$338,196

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(dollars in thousands, except per share data)

	Three Months		Year
	Ended December 31		Ended December 31
	2007	2006	2007	2006

INTEREST INCOME:
Interest and fees on loans	$3,461	$3,470	$13,724	$13,054
Interest and dividends on securities:
Taxable	1,637	1,143	5,050	4,092
Exempt from federal income taxes	33	34	136	143
Other	6	1	132	352
Total Interest income	5,137	4,648	19,042	17,641

INTEREST EXPENSE:
Interest on deposits	1,772	1,641	6,707	5,728
Interest on short-term borrowings	148	45	313	136
Interest on long-term borrowings	232	-	259
Total Interest expense	2,152	1,686	7,279	5,864

NET INTEREST INCOME	2,985	2,962	11,763	11,777
PROVISION FOR LOAN LOSSES	-	90	90	210

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,985	2,872	11,673	11,567

OTHER OPERATING INCOME:
Asset management and trust income	250	253	1,029	922
Service charges on deposit accounts	176	163	662	642
Other service charges and fees	183	180	697	710
Net security gains	-	-	-	25
Income from investment in life insurance	168	155	590	547
Other income	35	43	149	208
Total other operating income	812	794	3,127	3,054

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,294	1,270	5,324	5,154
Net occupancy	177	165	713	711
Furniture and equipment	138	146	522	615
Legal and professional fees	116	82	453	639
Pennsylvania shares tax	134	140	542	561
Other expenses	740	753	3,109	2,977
Total other operating expenses	2,599	2,556	10,663	10,657

INCOME BEFORE INCOME TAXES	1,198	1,110	4,137	3,964
Income tax expense	306	277	1,072	1,006

Net income	$892	$833	$3,065	$2,958

Average Shares Outstanding	3,028,813	3,044,813	3,038,761	3,129,245

Net Income Per Share	$0.29	$0.27	$1.01	$0.95